EXHIBIT 99.1

RISK FACTORS

OF

TEAM SPORTS ENTERTAINMENT, INC.

You should carefully consider and evaluate all of the risk factors set forth below in the context of any forward-looking statement, either oral or written, made from time to time by Team Sports Entertainment, Inc. and its subsidiaries (the “Company,” “We” or Us”), its officers or directors.

Many of these factors are beyond our ability to control or predict. We caution you not to put undue reliance on forward-looking statements or to project any future results based on such statements or on present or prior earnings levels or financial condition. Some of the factors that could cause the actual results to differ materially are set forth below. Additional information concerning these or other factors that could cause the actual results to differ materially from those in the forward-looking statements is contained from time to time in our other Securities and Exchange Commission (“SEC”) filings. Copies of those filings are available from us, through our website as well as by direct inquiry, and from the SEC.

THE COMPANY IS IN THE DEVELOPMENT STAGE, IS NOT GENERATING REVENUE AND HAS A LIMITED OPERATING HISTORY IN THE MANAGEMENT OF AN AUTOMOTIVE RACING LEAGUE.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. The Company was founded in May 2001 and has no operating history as an owner/operator of an automotive racing league upon which investors can evaluate its performance. The Company is not currently generating revenues and does not expect to generate revenue until it enters into operating rights agreements (“Operating Agreements”) with city/state-based racing teams (“Local Operators”) and begins to receive sponsorships fees. Investors should understand that an investment in a start-up business is significantly riskier than an investment in a business with any significant operating history. There can be no assurance that the Company will ever achieve revenues or profitability. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results.

WE EXPECT CONTINUED OPERATING LOSSES AND CANNOT BE CERTAIN OF OUR FUTURE PROFITABILITY.

We have accumulated a net deficit through December 31, 2002, of approximately $10.2 million. We expect to incur significant losses in the foreseeable future as we increase expenditures for the development and marketing of the automotive racing league which we are forming (the “League”). The time required for us to become profitable is uncertain, and there can be no assurance that we will achieve profitability on a sustained basis, if at all. As a result of our limited operating history, we have neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or base planned operating expenses. We expect that our results of operations may also fluctuate significantly in the future as a result of a variety of factors, including: the ability to enter into Operating Agreements, the ability to sell sponsorships and advertising rights; the introduction of new competing, enhanced or alternative entertainment venues; our ability to attract, retain and motivate qualified personnel; specific economic conditions in the entertainment market and/or in the motorsports industry; general economic conditions; and other factors.

WE LACK ADEQUATE FINANCING.

We have limited capital and, there is no assurance that we will have sufficient capital to fully implement our business plan. We do not currently generate cash from operations to fund our operations. We do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. Should we fail in future efforts to provide adequate working capital, we will experience difficulties in all areas. This would have a material adverse effect on our business, results of operations, financial condition and prospects.

WE WILL RELY ON PARTICIPATION BY RACING TEAMS.

We will own, operate, and sanction the League, which is designed to provide content for television and tracks while expanding the existing base of race car fans. The success of the League is contingent upon our ability to sell operating rights to city/state-based racing teams. Local Operators will own and operate each city/state team and will be responsible for developing the team’s fan base. Revenue sharing systems will be enacted to ensure parity and fair allocation of revenue among teams.

OUR SUCCESS WILL DEPEND UPON FAN ACCEPTANCE OF AN ADDITIONAL MOTORSPORTS LEAGUE.

The acceptance by motorsports fans of our proposed league will require motorsports fans to either switch their loyalties from existing motorsports events or spend additional time attending or watching League events. These fans may not accept our League as a replacement for or an addition to existing entertainment venues. If the market stops developing, develops more slowly than expected or becomes saturated with competitors, or if the League does not achieve or sustain acceptance by the marketplace, our business, results of operations, financial condition and prospects would be materially adversely affected.

OUR FUTURE GROWTH DEPENDS UPON OUR MAINTENANCE OF SUCCESSFUL RELATIONSHIPS WITH STRATEGIC PARTNERS.

We believe that our future growth depends in part upon the successful maintenance of relationships with ESPN, Inc., Moag & Company, Riley & Scott Race Care Engineers (“Riley & Scott”) and Raycom Media, Inc. and other industry participants. Strategic partners may participate in the development of several different companies, including concepts that compete with us although the Company’s contracts would attempt to restrict them from doing so. Strategic partners and potential strategic partners may be influenced by our competitors to scale back or end their relationships with us. These relationships may not be ultimately successful. Our strategic partners may not devote adequate resources to the development of our League which could have a material adverse effect on our business, results of operations, financial conditions and prospects.

OUR REVENUES DEPEND ON THE PROMOTIONAL SUCCESS OF OUR MARKETING CAMPAIGNS.

Similar to many companies, we intend to spend significant amounts on advertising, promotional and other marketing campaigns for our races and other business activities. Such marketing activities include, among others, promotion of ticket sales. There can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenues or profits.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR OPERATIONS.

As of December 31, 2002, we had total outstanding debt of approximately $2.6 million. Our indebtedness and the terms of the instruments governing such indebtedness could have significant consequences such as:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to fund future working capital, capital expenditures costs and other general corporate requirements;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or engage in various transactions that might otherwise be beneficial to us.

We will need to raise additional capital through debt and/or equity financings. There can be no assurance that adequate debt and equity financing will be available on satisfactory terms. Any such failure to service our debt or inability to obtain further financing could have a negative effect on our business and operations.

OUR SUCCESS IS DEPENDENT ON KEY MANAGEMENT AND PERSONNEL.

Our success depends substantially on the performance of certain key officers and personnel. Although all of them have substantial experience in relevant areas, there can be no assurance that their prior experience will be beneficial to us. Moreover, the future success of the Company depends in part on its ability to retain and attract highly skilled and qualified technical and creative consultants. Competition for such individuals is intense and the availability of such skilled persons is limited. We do not currently have employment or consulting agreements with our Chief Executive Officer, Charles Bradshaw and our Chief Operating Officer and President, Terry Hanson. The loss of services of any of our officers or other key consultants could have a material adverse effect on our business, results of operations, financial condition and prospects. The loss of any of our key personnel or our inability to attract and retain key employees in the future could have a material adverse effect on our operations and business plans.

CONSUMER AND CORPORATE SPENDING CAN SIGNIFICANTLY IMPACT OUR ANTICIPATED OPERATING RESULTS.

Many factors related to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, interest and tax rates and inflation, can significantly impact our anticipated operating results. Many factors related to corporate spending such as general economic and other business conditions, including consumer spending, interest and tax rates, and inflation, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our anticipated operating results. These factors can affect attendance at our events, sponsorship, and advertising spending, as well as the financial results of present and potential sponsors of our events and of the industry. There can be no assurance that consumer and corporate spending will not be adversely impacted by economic conditions, and thereby possibly impacting our anticipated operating results and growth.

OUR PLANNED RACING EVENTS FACE INTENSE COMPETITION FOR ATTENDANCE, TELEVISION VIEWERSHIP AND SPONSORSHIP.

Our industry is highly competitive. We cannot assure you that we can develop or maintain a market position in light of such competition. Our racing events will compete with other events for television viewership, attendance and sponsorship funding. Our racing events will compete with racing events sanctioned by other racing bodies, including:

•	Formula One
•	National Association of Stock Car Automobile Racing (“NASCAR”)
•	Indy Racing League (“IRL”);
•	National Hot Rod Association (“NHRA”);
•	Sports Car Club of America (“SCCA”);
•	Professional Sports Car Racing (“PSCR”); and
•	Championship Auto Racing Teams (“CART”)

To a lesser degree, we compete for spectator interest with all forms of professional and amateur spring, summer, and fall sports, many of which have resources that exceed ours, and with a wide range of other available entertainment and recreational activities, including:

•	Football;
•	Basketball;
•	Baseball; and
•	Golf

WE WILL DEPEND ON OUTSIDE MANUFACTURING SOURCES AND SUPPLIERS.

Difficulties encountered by Riley & Scott, the manufacturer of our race cars, which result in product defects, delayed or reduced product shipments, cost overruns or our inability to fill orders for our team owners on a timely basis, could have an adverse impact on our business. Even a short-term disruption in our relationship with Riley & Scott could have a material adverse effect on our operations.

NATIONAL OR LOCAL CATASTROPHES COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR OPERATING RESULTS.

The national security incidents of September 11, 2001 have raised numerous challenging operating factors including public concerns regarding air travel, military actions, and additional national or local catastrophic incidents. These factors have adversely affected, and may continue to, adversely affect consumer and corporate spending sentiment. Should difficulties, restrictions or public concerns regarding air travel or military-related actions continue or increase, or if additional national or local terrorist, catastrophic or other incidents occur, there can be no assurance that consumer and corporate spending will not be adversely impacted, thereby possibly impacting our operating results and growth.

OUR STOCK PRICE MAY BE VOLATILE.

The market price of our common stock will likely fluctuate significantly in response to the following or other factors, some of which are beyond our control:

•	Significant delays in manufacture of racing cars to be used in the automotive racing league;
•	Inability to sell sufficient racing teams;
•	Inability to raise additional capital, if necessary, to complete our business plan;
•	Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Additions or departures of key personnel;
•	Future sales of our common stock;
•	Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;
•	Commencement of or involvement in litigation; and

•	Our inability to complete our business plan.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK.

We do not anticipate paying any dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in the operation and expansion of our business.

IF WE ARE SUBJECT TO SECURITIES AND EXCHANGE COMMISSION REGULATIONS RELATING TO LOW-PRICED STOCKS, THE MARKET FOR OUR COMMON STOCK COULD BE ADVERSELY AFFECTED.

The SEC has adopted regulations concerning low-priced or “penny” stocks. The regulations generally define “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-price stocks.

The penny stock regulations require that broker-dealers who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser’s written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders’ ability to sell our common stock in the secondary market.

GOVERNMENT REGULATION OF CERTAIN MOTORSPORTS SPONSORS COULD NEGATIVELY IMPACT THE AVAILABILITY OF PROMOTION, SPONSORSHIP AND ADVERTISING REVENUE FOR US.

The motorsports industry generates significant revenue each year from the promotion, sponsorship and advertising of various companies and their products. Government regulation can adversely impact the availability to motorsports of its promotion, sponsorship and advertising revenue. Advertising of the tobacco and liquor industries is generally subject to greater governmental regulation than advertising by other sponsors of our events. In addition, certain of our sponsorship contracts are terminable upon the implementation of adverse regulations. We cannot assure you that the tobacco industry will continue to sponsor motorsports events or that suitable alternative sponsors could be located.

LIABILITY FOR PERSONAL INJURIES AND PRODUCT LIABILITY CLAIMS COULD SIGNIFICANTLY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Motorsports can be dangerous to participants and to spectators. We intend to maintain insurance policies that provide coverage within limits that are sufficient, in management’s judgment, to protect us from material financial loss due to liability for personal injuries sustained by persons on our premises in the ordinary course of business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances.

SEASONALITY OF OUR MOTORSPORTS OPERATIONS ADVERSELY AFFECTS OUR REVENUES.

The concentration of our racing events in any quarter and the growth in our operations with attendant increases in overhead expenses may tend to minimize operating income or increase operating losses in other future quarters. Also, race dates at our various facilities may from time to time be changed, lessening the comparability of the financial results of quarters between years and increasing or decreasing the seasonal nature of our business.